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                       PUTNAM GLOBAL NATURAL RESOURCES FUND
                           PUTNAM HEALTH SCIENCES TRUST
                             PUTNAM HIGH YIELD TRUST
                             PUTNAM INVESTMENT FUNDS

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[PUTNAM INVESTMENTS LOGO]


                     [Photograph of John A. Hill and George Putnam, III]

From the Trustees

Dear Fellow Shareholder:

Over the past several months, Putnam has introduced a number of reforms to benefit shareholders, including increasing the amount of disclosure for our funds. Our shareholder reports now include information that enables you to estimate the amount you paid for ongoing expenses such as management fees and distribution (12b-1) fees, and that measures portfolio turnover, the rate at which your fund buys and sells portfolio securities, which can affect its return and its taxable distributions to shareholders. This new information also enables you to compare your fund's expenses and portfolio turnover rate with those of other similar funds tracked by Lipper, an independent fund-rating company. We have also introduced a risk comparison that illustrates your fund's risk relative to similar funds as tracked by Morningstar, another independent fund-rating company. These comparisons should be valuable to you and your financial advisor as you make your investment decisions.

We are also pleased to announce that your fund's Trustees have nominated three new individuals to serve as Trustees of your fund. All three have had outstanding careers as leaders in the investment management industry. Myra R. Drucker is a Vice Chair of the Board of Trustees of Sarah Lawrence College and serves as Chair of the New York Stock Exchange (NYSE) Pension Managers Advisory Committee and as a Trustee of Commonfund, a not-for-profit asset management firm. Richard B. Worley is Managing Partner of Permit Capital LLC, an investment management firm. Both Ms. Drucker and Mr. Worley would be independent trustees (i.e., trustees who are not "interested persons" of your fund or its investment adviser). Charles E. Haldeman, Jr., the third nominee, is President and Chief Executive Officer of Putnam Investments. Proxy voting is now underway to elect the new and existing Trustees of the Putnam funds, as well as to address other issues specific to individual funds. If you have not already returned your proxy, we urge you to do so. If you need any assistance, please contact Putnam at 1-800-225-1581 or call your financial advisor.

[Description of fund-specific performance] In the following pages, the managers describe how market conditions changed during the [reporting period] and how the fund responded. They also outline their expectations for the coming months.

Respectfully yours,

[signatures of John A. Hill and George Putnam, III]